CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated December 31, 2009 (the “Effective Date”), is entered into by and between EDUCATIONAL INVESTORS, INC., a Delaware corporation (the “Company”), and JOSEPH MONACO, an individual (“the Consultant”).

1.   Term.  The Company hereby engages the services of the Consultant, and the Consultant hereby agrees to provide consulting services to the Company, for a term commencing on Effective Date hereof and, subject to earlier termination as provided in Section 5 hereof, continuing through December 31, 2010 (the “Initial Term”); which Initial Term may be extended from year to year thereafter by mutual agreement of the Company and the Consultant (such Initial Term, as the same may be so extended, being hereinafter sometimes called the “Term of Engagement”).  The Consultant shall perform the services specified herein, all upon the terms and conditions hereinafter stated.  This Agreement may be extended only upon the written consent of the parties hereto.

2.   Duties and Responsibilities.

a.       General.  The Consultant provide such general business and consulting services to the Company as may be assigned to him by the board of directors of the Company (the “Board of Directors”).  Such consulting duties shall include, without limitation, advising the Company and the Board of Directors with respect to: (i) relationships with various state educational departments and agencies, and (ii) analyzing and pursuing potential acquisitions.  The Consultant also agrees to perform, without additional compensation (other than reimbursement of reasonable travel expenses), such similar consulting services for any subsidiary of the Company or parent corporation of the Company, including (i) Florham Consulting Corp (to be renamed Educational Investors Corp.), (ii) Training Direct LLC, a wholly-owned subsidiary of the Company (“TDI”) and (iii) any successor-in-interest to the Company (together with the Company, hereinafter collectively called the “Company Group”), as the Board of Directors of the Company Group shall from time to time reasonably specify.

b.       Time.  The Consultant shall devote a reasonable portion of his business time, attention and energy to the Business (as defined herein) of the Company Group as necessary and appropriate to further the interests of the Company Group; it being understood that the Consultant is a principal owner of Culinary Training Institute and its affiliated entities (collectively, the “CTI Group”) and devotes a significant portion of his business and professional time to the operation and management of the CTI Group.

3.   Consulting Fee.

During the Term of Engagement, the Company shall pay to the Consultant a fee (the “Consulting Fee”) at an annual rate of Seventy-Five Thousand ($75,000) Dollars.  Such Consulting Fee shall be payable on the last business day of each month, commencing January 31, 2010, at the rate of Six Thousand Two Hundred and Fifty ($6,250) Dollars per month, and shall be pro-rated for any partial month.  Such Consulting Fee may be increased by mutual agreement of the Consultant and the Board of Directors of the Company.

4.   Expenses and TDI Plans.

a.           Expenses.   During the Term of Engagement, the Company shall pay or reimburse the Consultant, upon submission of appropriate documentation by him, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like incurred by him in the interest of the Business. Consultant shall also continue to receive automobile expenses currently paid for by TDI during the Term of Engagement in an amount not to exceed $575.00 per month.

b.           TDI Plans.  During the Term of Engagement, the Consultant shall be entitled to continue to participate in any group insurance plan, including health insurance, term life insurance, and disability insurance policies that are currently maintained by TDI (collectively, the “TDI Plans”).

5.   Termination.

a.           Death.  If the Consultant shall die prior to the expiration of the Term of Engagement, the Company shall have no further obligation hereunder to the Consultant or his estate except to pay to the Consultant’s estate the amount of the Consulting Fees accrued to the date of his death. Such payment shall be made promptly after the date of death to the Consultant’s estate.

b.           Disability. If prior to the expiration of the Term of Engagement, the Consultant shall be prevented, during a continuous period of ninety (90) days (the “Disability Period”), from performing his duties by reason of “disability,” the Company may terminate this Agreement, in which event the Consultant shall receive his Consulting Fee accrued to the date upon which any determination of disability shall have been made as hereinafter provided, which Consulting Fee payment may be reduced by the amount of any disability income payments the Consultant may receive in connection with such occurrence of disability during the Disability Period under any policy or plan carried or maintained by or on behalf of the Company and under which the Consultant is a beneficiary or participant.  Such payment shall be made to the Consultant within five days of the end of the Disability Period.

For purposes of this Agreement, the Consultant shall be deemed to have become disabled when the Board of Directors (excluding the Consultant or any of his affiliates), upon the diagnosis of a reputable, licensed physician of the Company’s choice, in consultation with the Consultant’s primary physician, shall have determined that the Consultant shall have become unable to perform his duties under this Agreement, whether due to physical or mental incapacity or to infirmity caused by chronic alcoholism or drug use (excluding infrequent and temporary absences due to ordinary illness); provided that such incapacity shall have continued uninterrupted for a period of not less than ninety (90) days.

c.           Termination for Cause.   Notwithstanding any other provision of this Agreement, if prior to the expiration of the Term of Engagement, the Company shall have the right to terminate the services of the Consultant the Consultant “for Cause,” as defined below.  In the event of such termination, this Agreement shall terminate, and the Company shall have no further obligation to the Consultant or his estate, except that the Company will pay to the Consultant, within thirty (30) days of such termination, or in the event of his subsequent death, his estate, an amount equal to the Consultant’s Consulting Fee, as provided in Section 3 hereof, accrued to the date of termination.  In addition, the Consultant shall not, after the date of termination pursuant to this Section 5(c), be entitled to receive benefits, if any, under any TDI Plans.

For the purposes hereof, the term “Cause” shall mean and be limited to a discharge resulting from any one of the following:

(i)           the Consultant’s conviction of a felony or any other crime involving moral turpitude,

(ii)         a final determination by a court of competent jurisdiction that the Consultant has breached his fiduciary duties to the Company, or

(iii)        the Consultant’s breach of any of his material covenants and obligations under this Agreement or his willful failure or refusal to follow written lawful polices or directives established by the Board of Directors; provided that the Board of Directors shall have first given written notice thereof to the Consultant on each occasion describing in reasonable detail the alleged material breach, failure or refusal, and such breach or willful failure or refusal to follow written lawful policies or directives shall remain uncured for a period of twenty (20) days following receipt of each such notice.

d.           Termination without Cause.

The Company may terminate this Agreement prior to the end of the Term of Engagement, other than as provided in paragraphs (a), (b) and (c) of this Section 5, by providing three (3) months’ advance written notice to the Consultant.  A termination initiated by the Company pursuant to this Section 5(d) shall be referred to as a “Termination Without Cause”.

In the event of a Termination Without Cause initiated by the Company, the Company shall additionally pay to the Consultant an additional amount which shall be equal to the lesser of (a) the Consulting Fee which would have been paid to the Consultant for the Term of Engagement remaining uncompleted at the time of such termination, or (b) one full year’s Consulting Fee.  Such amount shall be paid in $6,250 monthly installments in the same manner as the Consulting Fee would have been payable pursuant to Section 3 above, until the full amount owed under this Section 5(d) is paid in full to the Consultant.  In the event of a Termination Without Cause, the Consultant shall continue to have the right to continue to participate in any TDI Plans until the full amount owed under this Section 5(d) is paid in full.

e.           Voluntary Termination by Consultant.   In the event that the Consultant resigns or voluntarily terminates this Agreement prior to the expiration of the Term of Engagement for no good reason, the Company shall have no further obligation to the Consultant, except that the Company will pay to the Consultant, within thirty (30) days of such termination, an amount equal to the Consultant’s Consulting Fee, as provided in Section 3 hereof, accrued to the date of termination.

f.           Acquisition of CTI Group.  Notwithstanding anything to the contrary, express or implied, contained in this Agreement, in the event that the Company or any other member of the Company Group shall consummate the acquisition of the CTI Group (which acquisition shall include the employment of the Consultant with the Company Group and/or CTI Group), this Agreement shall automatically terminate and be of no further force or effect.

6.	Confidential Information.

a.           The Consultant acknowledges that in the course of his engagement with the Company as a Consultant he may receive certain information, knowledge and data concerning the Business of the Company Group and its affiliates or pertaining to any individual, firm, corporation, partnership, joint venture, business, organization, entity or other person which the Company Group may do business with during the Term of Engagement, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Company Group and its and affiliates acquired in connection with your engagement (hereinafter referred to collectively as "Confidential Information”), which the Company Group and its affiliates desire to protect.  The Consultant understands that such Confidential Information is confidential, and he agrees not to reveal or disclose or otherwise make accessible such Confidential Information to anyone outside of the Company or any affiliate and their respective officers, employees, directors, consultants or agents, so long as the confidential or secret nature of such Confidential Information shall continue, whether or not he is employed by the Company.

b.           The Consultant further agrees that during the Term of Engagement and thereafter, he will not use such information in competing with the Company Group or any affiliate or for any other personal gain.  At such time as the Consultant shall cease to be employed by the Company for whatever reason or at any other time the Company may reasonably request, he shall promptly deliver and surrender to the Company all papers, memoranda, notes, records, reports, sketches, specifications, designs and other documents, writings (and all copies thereof), and other property produced by him or coming into his possession by or through his engagement hereunder and relating to the Confidential Information referred to in this Section 6 or otherwise to the Business, and the Consultant agrees that all such materials will at all times remain the property of the Company.

7.   Agreement Not to Compete and Not to Solicit.

a.           Agreement Not to Compete.  During the Term of Engagement and for a period of two (2) years after any Termination of this Agreement for any reason (the “Non-Competition Period”), the Consultant shall not be engaged, directly or indirectly, whether as an officer, employee, director, stockholder, partner, joint venturer or other participant, in any other business activity which would be competitive with the Business or any other business conducted by the Company Group during the Term of Engagement; provided that the Consultant shall be permitted to:

(i)     continue to own a significant equity interest in and operate the CTI Group; provided, however that the express written consent of the independent members of the Board of Directors of the Company shall be required before the CTI Group acquires a business, or enters into a line of business located in the State of Connecticut or other state in which the Company is then conducting business, that is in competition with the Business of the Company; and

(ii)     own or acquire up to five percent (5%) of the outstanding capital stock or equity of any publicly traded corporation or other Person that engages in a business in competition with the Business of the Company.

b.           As used in this Agreement, the term “Business” shall mean and include the collective reference to the ownership and operation of businesses that provide instruction and academic, financial or vocational educational services to consumers similar to the type offered by the Company during the Non-Competition Period, whether through lectures, on-line Internet courses or classroom streaming, textbooks, or any combination thereof; provided, however, that the term “Business” shall not mean or include providing classroom and education and online educational content with respect to cooking and related culinary skills of the nature currently provided by the CTI Group (the “CTI Group Business”).

c.           It is expressly agreed that if any restrictions set forth in Section 7(a) are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business or geographical scope of such restrictions to any portion of the business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

d.           Agreement Not to Solicit.  During the Term of Engagement and for a period of two (2) years after any Termination of this Agreement for any reason, (the “Non-Solicitation Period”) the Consultant agrees that he will not, either directly or indirectly, through any person, firm, association, corporation, partnership, agency or other business entity or person with which he is now or may hereafter become associated, (i) cause or induce any present or future employee of the Company Group to leave the employ of the Company or any member of the Company Group to accept employment with the Consultant or with such person, firm, association or corporation, agency or other business entity or (ii) solicit any person or entity which is a customer of the Company Group for the purpose of directly or indirectly furnishing services competitive with the Company Group; provided however that this section 7(d) shall not apply to any person who, as of the date of this Agreement, also works for or with the CTI Group such that if Consultant was so restricted by this section 7(d), it would materially adversely affect the current business and operations of the CTI Group.

e. It is expressly agreed that the covenants and agreements set forth in this Section 7 not apply to the CTI Group or the CTI Group Business, and in the event that the Company does not acquire the CTI Group for any reason, the Consultant shall be entitled to continue to own, operate and be employed by the CTI Group and engage in the CTI Group Business.

8. Specific Performance.  The Consultant acknowledges that a remedy at law for any breach or attempted breach of Section 6 or Section 7 of this Agreement may be inadequate, agrees that the Company shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

9. Severability. In case of any term, phrase, clause, paragraph, section, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several, and shall not defeat or impair the remaining provisions hereof.

10. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Consultant shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Consultant.

11. Assignment; Binding Affect. This Agreement may not be assigned under any circumstances by either party.  Neither the Consultant nor his estate shall have any right to commute, encumber or dispose any rights to receive payments hereunder, it being agreed that such payment and the right thereto are nonassignable and nontransferable.  Subject to the provisions of this Section 11, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Consultant’s heirs and personal representatives, and the successors and assigns of the Company.

12. Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

13.  Entire Agreement; Amendment; Governing Law. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby.  Only an instrument in writing executed by the parties hereto may amend this Agreement.

14.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Federal or state court located in the Borough of Manhattan in the City and State of New York and the parties hereto consent to jurisdiction before and waive any objections to the venue of such Federal and New York courts.  The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

15.  Attorneys’ Fees.  In the event that any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding.

16. Headings.  All descriptive headings of the several Sections or paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

18.  Facsimile and Electronic Signatures.  Facsimile and pdf signatures hereto shall have the same validity as original signatures hereto.

19. Representations and Warranties. (a) Consultant represents and warrants to Company that (i) Consultant is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of his duties hereunder, (ii) Consultant has no physical or mental disability that would hinder his performance of his duties under this Agreement, and (iii) he has had the opportunity to consult with an attorney of his choosing in connection with the negotiation of this Agreement.

20. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the Consultant at his residence (as set forth in Company’s corporate records) or to the Company at its principal office and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified mail or one (1) business day after deposit with an overnight courier.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.

EDUCATIONAL INVESTORS, INC.

By:	/s/ Joseph Bianco
Name: Joseph Bianco
Title: Chairman and CEO

CONSULTANT:

/s/ Joseph Monaco
JOSEPH MONACO